EXHIBIT 23.4

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Ocular Sciences, Inc.:

We consent to the use of our reports dated February 11, 2004, with respect to the consolidated balance sheets of Ocular Sciences, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

Our reports dated February 11, 2004 contain an explanatory paragraph that refers to the Company’s change in its method of accounting for goodwill and other intangible assets in 2002.

/s/    KPMG LLP

San Francisco, California

August 17, 2004